UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2020 (August 18, 2020)

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida

(Address of principal executive offices)

32224

(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which Registered
Common Stock	LSTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 18, 2020, Landstar System, Inc. (the “Company”) and its wholly-owned subsidiary, Landstar System Holdings, Inc. (“LSHI”), amended and restated their existing senior $250 million revolving credit agreement (with an “accordion” feature providing for possible increase up to an aggregate amount of $400 million) (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein, to extend the termination date and amend certain other terms. The amended and restated credit facility will expire in August 2023. As of August 18, 2020, there were no outstanding borrowings under the Credit Agreement.

The obligations under the Credit Agreement are guaranteed by substantially all of LSHI’s subsidiaries, subject to certain exceptions more particularly set forth in the Credit Agreement, including the exception set forth in the next succeeding sentence, and are unsecured, other than as noted in the next succeeding sentence. In lieu of any guarantee that would otherwise be required to be provided by certain foreign subsidiaries or domestic subsidiaries that are foreign subsidiary holding companies (as further defined in the Credit Agreement, “FSHCOs”), LSHI and subsidiary guarantors, as applicable, may pledge stock they hold in an amount not exceeding 65% of the voting stock and 100% of the non-voting stock of each such foreign subsidiary or FSHCO. Subsidiaries of LSHI that do not constitute guarantors include two FSHCOs for which the alternative provision of a pledge of stock has been made.

The Credit Agreement contains a number of covenants that limit, among other things, the incurrence of additional indebtedness and the incurrence of operating or capital lease obligations. The Credit Agreement also requires the Company to meet certain financial tests. The Company is required to, among other things, maintain a minimum Fixed Charge Coverage Ratio and limit its borrowings to a specified Leverage Ratio of indebtedness to earnings before interest, taxes, depreciation and amortization, as each is defined in the Credit Agreement.

The Credit Agreement provides for an event of default in the event, among other things, that a person or group acquires 35% or more of the outstanding capital stock of the Company, obtains the power to elect a majority of the Company’s directors, or the directors cease to consist of a majority of Continuing Directors, as defined in the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of August 18, 2020, among Landstar System Holdings, Inc., the Company, the lenders named therein, and JPMorgan Chase Bank, N.A. as Administrative Agent (including exhibits and schedules thereto).

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: August 24, 2020	By:	/s/ L. Kevin Stout
	Name:	L. Kevin Stout
	Title:	Vice President and Chief Financial Officer